Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (No. 333-248216) on Form S-8 of Eureka Homestead Bancorp, Inc., of our report dated March 25, 2021 relating to the consolidated financial statements of Eureka Homestead Bancorp, Inc. for the year ended December 31, 2020 appearing in this Annual Report on Form 10-K.

/s/ T. E. Lott and Company, PA

Columbus, Mississippi

March 25, 2021